CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

The undersigned, Chief Executive Officer of BTCS, Inc., a Nevada corporation (the “Company”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Company by unanimous written consent on December 8, 2016;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Company, to provide by resolution or resolutions for the issuance of 20,000,000 shares of Preferred Stock, par value $0.001 per share, of the Company, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

Now, therefore, it is Resolved:

Section 1. Designation and Authorized Shares. The Company shall be authorized to issue 100 shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

Section 2. Liquidation Preference. Holders of the Series A Preferred Stock shall have no right to receive assets or payment of any kind upon the liquidation, dissolution or winding up of the business of the Company.

Section 3. Dividends. Holders of the Series A Preferred Stock shall have no rights to receive dividends or distributions of the Company.

Section 4. Voting. Holders of the Series A Preferred Stock shall at all times be entitled to total voting power equal to one vote more than the total combined voting power of the common stock and all other series or classes of equity of the Company as of the record date for any action to be submitted for shareholder approval. Except as otherwise expressly required by law, holders of the Series A Preferred Stock shall be entitled to vote only on a proposal set forth by the Company to authorize the Company’s filing with the Nevada Secretary of State of Articles of Amendment to the Company’s Articles of Incorporation increasing the authorized common stock and/or effectuating a reverse split of the Company’s common stock (either, a “Capital Increase”). On all other matters submitted for approval to the shareholders of the Company, holders of the Series A Preferred Stock shall have no voting rights, except as provided by law. To the extent that holders of the Series A Preferred Stock may be required to vote on other matters, Holders of shares of Series A Preferred Stock shall vote together with the holders of the Company’s common stock on all matters and shall not vote as a separate class.

1

Section 5. Conversion. Holders of the Series A Preferred Stock shall have no rights to convert the Series A Preferred Stock into any other form of equity of the Company.

Section 6. Redemption. The Company shall have the right and obligation to redeem all shares of the Series A Preferred Stock for a total of $100 upon the Company’s filing with the Nevada Secretary of State of Articles of Amendment to the Company’s Articles of Incorporation effectuating the Capital Increase.

Section 7. Record Holders. The Company and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Company as the sole true and lawful owner thereof for all purposes, and neither the Company nor any such transfer agent shall be affected by any notice to the contrary.

Section 8. Transfer Limitations. Holders of the Series A Preferred Stock may not transfer any shares of the Series A Preferred Stock without the express written consent of the Company.

Section 9. Amendment. So long as any shares of Series A Preferred Stock remain outstanding, the Company may amend this Certificate of Designation only with the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 8 day of December 2016.

By:	/s/ Charles Allen
Name:	Charles Allen
Title:	Chief Executive Officer

3